UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Advanced BioEnergy, LLC
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10201 Wayzata Boulevard, Suite 250
Minneapolis, Minnesota 55305

Notice of Regular Meeting of Members
to be held on September 18, 2009

To our members:

The regular meeting of members of Advanced BioEnergy, LLC will be held at The Cornhusker, 333 South 13th Street, Lincoln, Nebraska 68508 on Friday, September 18, 2009, commencing at 9:00 a.m., central time, for the following purposes:

1.	To elect 3 directors to serve three-year terms;

2.	To ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2009;

3.	To make an amendment to our operating agreement to permit the removal of former employee directors from the board; and

4.	To transact other business that may properly be brought before the meeting. September 5, 2009 is the record date for the meeting and only members of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few membership units, and whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. Voting by proxy will not affect your right to subsequently change your vote or to attend the regular meeting.

By Order of the Board of Directors,

/s/  John E. Lovegrove
John E. Lovegrove
Chairman of the Board

Minneapolis, Minnesota
September 5, 2009

VOTING INSTRUCTIONS

The enclosed proxy is solicited by us for use at the 2009 regular meeting of members to be held on September 18, 2009 and at any adjournment thereof. The regular meeting will be held at The Cornhusker, 333 South 13th Street, Lincoln, Nebraska 68508. Registration for the meeting will begin at 8:00 a.m. The meeting will commence at 9:00 a.m. This solicitation is being made by mail, however, we may also use our officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and a proxy card is scheduled to begin on or about September 5, 2009. To vote:

BY MAIL

•	Mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY STATEMENT

ADVANCED BIOENERGY, LLC
10201 Wayzata Boulevard, Suite 250
Minneapolis, Minnesota 55305

PROXY STATEMENT FOR
2009 REGULAR MEETING OF MEMBERS

ABOUT THE REGULAR MEETING

The enclosed proxy is being solicited by our board of directors for use in connection with our regular meeting of members to be held on September 18, 2009 at 9:00 a.m., central time, at The Cornhusker, 333 South 13th Street, Lincoln, NE 68508, and at any adjournments thereof. The mailing of this proxy statement and our board of directors’ form of proxy to members will commence on or about September 5, 2009.

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting in order to vote your membership units. Instead, you may follow the instructions below to vote your membership units through the enclosed proxy card. Your proxy is important to ensure a quorum at the meeting.

What is the purpose of the regular meeting?

At the regular meeting, we will ask our members to vote on three matters:

•	To elect three directors to serve three-year terms;

•	To ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2009; and

•	To make an amendment to our operating agreement to permit the removal of former employee directors from the board as well as to transact other business that may properly be brought before the meeting. Following the formal portion of the meeting, our management will report on our performance and answer questions from our members.

Who is entitled to attend the meeting?

Only members as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 8:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please RSVP your attendance with the card enclosed.

Please also note that if you hold your membership units in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your ownership as of the record date.

Who is entitled to vote at the meeting?

Only members of record at the close of business on the record date for the meeting, September 5, 2009, will be entitled to vote at the meeting or adjournments thereof.

How many votes do I have?

On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned, according to our membership records, by the member as of the close of business on the record date. Pursuant to section 6.15 of our operating agreement, members do not have any dissenters’ rights on any matters submitted to a vote at the meeting. Dissenters’ rights are generally the right of a security holder to dissent from and obtain the fair value of their securities in certain events, such as mergers, equity exchanges and certain amendments to the organizational documents of a company.

How many membership units are outstanding?

At the close of business on the record date, there were 14,851,962 outstanding membership units. Therefore, there are a total of 14,851,962 possible votes that may be submitted on any matter.

What constitutes a quorum?

Pursuant to Section 6.9 of our operating agreement, the presence in person or by proxy of persons holding 25% of the issued and outstanding membership units is required to constitute a quorum. On the record date we had 14,851,962 issued and outstanding membership units, each of which is entitled to vote at the meeting. The presence of 3,712,991 membership units will constitute a quorum. If you submit a proxy or appear at the meeting, then your membership units will be considered part of the quorum.

If a quorum is present, the meeting can proceed. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of membership units considered to be present at the meeting for purposes of determining whether there is a quorum.

How do I vote?

Membership units can be voted only if the holder of record is present at the meeting either in person or by proxy. You may vote using any of the following methods:

Proxy card.  The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its membership units at the meeting. The membership units represented by each properly executed proxy card will be voted at the meeting in accordance with the member’s directions. We urge you to specify your choices by marking the appropriate boxes on your enclosed proxy card. After you have marked your choices, please sign and date the enclosed proxy card and return it in the enclosed envelope or by fax to us at (763) 226-2725. In order for your vote to count, we must receive it by 3:00 p.m., central time, on Thursday, September 17, 2009. If membership units are owned jointly by more than one person, both persons must sign the proxy card in order for the units to be voted.

In person.  You may vote in person at the meeting by attending the meeting and voting by ballot. Even if you plan to attend the meeting in person, we encourage you to vote by returning the enclosed proxy card so we can ensure your vote is counted in the event you are not able to attend the meeting due to unforeseen circumstances.

If you hold your membership units in “street name,” you need to obtain a proxy form from the institution that holds your membership units. Members who hold membership units through a broker or agent should follow the voting instructions received from that broker or agent.

What can I do if I change my mind after I vote my units?

You may revoke your proxy by:

•	voting in person at the meeting; or

•	giving personal or written notice of the revocation, which is received by Richard R. Peterson, our Chief Executive Officer, President and Chief Financial Officer, at our offices at 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305 on or before 3:00 p.m., central time, on September 17, 2009.

What is the effect of an “abstention” or “withhold” vote on the proposals to be voted on at the meeting?

A membership unit voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Because the proposals require the affirmative vote of the holders of a majority of the membership interests present and entitled to vote on each proposal in order to pass, an abstention will have the effect of a vote against each of the director nominees and the other proposals. A “withhold” vote with respect to any director nominee will be counted for purposes of determining whether there is a quorum and will have the effect of a vote against the nominee.

What is the effect of a “broker non-vote” on the proposals to be voted on at the meeting?

A “broker non-vote” occurs if your membership units are not registered in your name and you do not provide the record holder of your membership units (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable New York Stock Exchange rules. These rules apply to us notwithstanding the fact that our membership units are not listed on any securities exchanges. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to the matter.

Under New York Stock Exchange rules, the proposals to be voted on at the meeting are routine items. As a result, brokers who do not receive instructions as to how to vote on this matter generally may vote on this matter in their discretion.

What is the recommendation of the board of directors on my voting my membership units?

Our board of directors recommends a vote for the election of each of the nominees to the board of directors set forth in proposal 1, for the ratification of McGladrey & Pullen LLP as our independent registered public accounting firm set forth in proposal 2, and for the amendment to our operating agreement set forth in proposal 3.

What if I do not specify a choice for a matter when returning a proxy

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your membership units for the election of each of the nominees to the board of directors set forth in proposal 1, for the ratification of McGladrey & Pullen LLP as our independent registered public accounting firm and for the amendment to our operating agreement. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What vote is required to approve each item?

Election of Directors.  The three director nominees who receive the greatest number of votes will be elected directors; provided, that each receives an affirmative vote of a majority of the membership voting interests represented at the members’ meeting.

Ratify the Appointment of Auditor.  If a quorum is present, an affirmative vote of a majority of the membership voting interests represented at the members’ meeting will result in the matter being approved.

Amendment to Our Operating Agreement.  In accordance with the requirements of Section 5.1 of our operating agreement, the affirmative vote of members holding collectively a majority of all outstanding membership voting interests is required to approve the proposed amendment.

Other Items.  If a quorum is present, an affirmative vote of a majority of the membership voting interests represented at the members’ meeting will result in the matter being approved. Abstentions will be counted as a vote against approving other items.

What is the effect of the voting agreement on the matters to be voted on?

The voting agreement further described in this proxy statement under “Security Ownership of Principal Members and Management” — “Description of Voting Agreement” requires certain persons, who hold in the aggregate approximately 48.0% of our outstanding units, to vote in favor of the election of the nominees proposed by management as described in Proposal 1. Thus, unless there is a breach of the voting agreement, the election of such persons as directors is highly likely. The voting agreement does not require the parties to the voting agreement to vote for or against, or to abstain from, any of the other proposals described in this proxy statement.

May the meeting be adjourned?

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting. Any adjournment would require the affirmative vote of a majority of the membership units present in person or represented by proxy at the meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, the internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our membership units. We will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

What is a member proposal?

A member proposal is your recommendation or requirement that we or our board of directors take action, which you intend to present at a meeting of our members. Your proposal should state as clearly as possible the course of action that you believe we should follow. If your proposal is placed in our proxy statement, then we must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained below. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

What is the deadline for submitting a member proposal for the 2010 regular meeting of members?

We intend to hold our 2010 regular meeting of members on or about March 19, 2010. In order to be considered for inclusion in next year’s proxy statement, member proposals must be submitted in writing to us by October 26, 2009. We suggest that proposals for the 2010 regular meeting of members be submitted by certified mail, return receipt requested. The proposal must be in accordance with the provision of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

How do I nominate a candidate for election as a director at next year’s regular meeting?

Three directors will stand for election at the 2010 regular meeting of members. Nominations for director seats are made by the board of directors. In addition, a member may nominate a candidate for director by following the procedures set forth in Section 5.3 of our operating agreement. Under our operating agreement, any member that intends to nominate one or more persons for election as directors at a meeting may do so only if written notice of the member’s intent to make the nomination has been given, either by personal delivery or by United States mail, postage prepaid, to Advanced BioEnergy, LLC, Attention: Richard R. Peterson, 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305, not less than 60 days nor more than 90 days prior to the first day of the month corresponding to the previous year’s regular meeting. However, since we plan to hold our 2010 regular meeting of members on or about March 19, 2010, your nomination must be received by January 18, 2010 for our 2010 regular meeting of members. Each notice must set forth:

•	the name and address of record of the member who intends to make the nomination;

•	a representation that the member is a holder of record of our membership units entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age, business and residence address, and principal occupation or employment of each nominee;

•	a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming the person or persons) pursuant to which the nomination or nominations are to be made by the members;

•	such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	the consent of each nominee to serve as a director if so elected; and

•	a nominating petition signed and dated by the holders of at least 5% of the then outstanding membership units and clearly setting forth the proposed nominee as a candidate for the director’s seat to be filled at the next election of directors.

We may require any proposed nominee to furnish other information as may reasonably be required to determine the eligibility of the proposed nominee to serve as a director.

How may I obtain additional copies of the annual report?

Our annual report for our fiscal year ended September 30, 2008, including audited financial statements, is included with this proxy statement. Our annual report as well as more recently filed quarterly reports on Form 10-Q are also available online at www.advancedbioenergy.com. For additional printed copies, which are available without charge, please contact us by mail at Advanced BioEnergy, LLC, Attention: Richard R. Peterson, 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305.

Why did my household receive only one proxy statement when multiple members share this address?

In order to reduce expenses, we delivered only one proxy statement and annual report to multiple members that share an address unless we received contrary instructions from one or more of the security holders. Upon written or oral request to Richard R. Peterson at 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305 or (763) 226-2701, we will promptly provide a separate copy of the proxy statement and annual report to a security holder with a shared address to which a single copy of the documents were delivered. If you wish to receive a separate copy of our proxy statements or annual reports in the future, or if you are receiving multiple copies of our proxy statements or annual reports and wish to receive a single copy in the future, please contact Richard R. Peterson as provided above.

Where is the company’s principal executive office?

Our principal executive office is located at 10201 Wayzata Boulevard, Suite 250, Minneapolis, Minnesota 55305.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors and Director Nominees

Our operating agreement provides that the board of directors shall be fixed at nine directors, divided into three groups. Our current board of directors is comprised of the following:

			Director
Name	Age	Position	Since

Group I — term expiring in 2009:
Scott A. Brittenham	51	Director	2008
Joshua M. Nelson	36	Director	2009
Bruce L. Rastetter	53	Director	2009
Group II — term expiring in 2010:
Troy L. Otte	43	Director	2005
Keith E. Spohn	60	Director	2005
Richard R. Peterson	43	Director	2009
Group III — term expiring in 2011:
Revis L. Stephenson III	43	Director	2005
Thomas A. Ravencroft	72	Director	2008
John E. Lovegrove	54	Chairman and Director	2005

The existing terms of Scott A. Brittenham, Joshua M. Nelson and Bruce L. Rastetter will expire at the conclusion of the meeting. The nominating committee of our board of directors has recommended as nominees for election Scott A. Brittenham, Joshua M. Nelson and Bruce L. Rastetter to serve a term to expire at the conclusion of the third succeeding regular meeting of members after their election, with each to hold office until his successor is duly elected and qualified.

It is intended that the proxies solicited on behalf of the board (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the meeting for the election of the nominees identified in the preceding paragraph. If any nominee is unable to serve, the membership units represented by all of these proxies will be voted for the election of a substitute as the board may recommend. At this time, the board knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described in this proxy statement, there are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was selected.

The following is a brief description of the business experience and background of our directors and director nominees.

Biographical Information for Nominee Directors

Scott A. Brittenham co-founded and has served as president and chief executive officer of Ethanol Capital Management, LLC, the largest fund manager for ethanol investments in the United States, since 2003. From 1999 through 2003, Mr. Brittenham served as the president of Fidelity Mortgage Inc. and from 1995 through 1999, Mr. Brittenham served as the president and a director of Brittenham Investment Management. The Company, certain directors of the Company, South Dakota Wheat Growers Association, Ethanol Investment Partners, LLC (“EIP”) and Hawkeye Energy Holdings, LLC (“Hawkeye”) have each executed a Voting Agreement dated August 28, 2009 (the “Voting Agreement”). The Voting Agreement, among other things, require the parties to (a) nominate for election to the board two designees of Hawkeye, two designees of EIP and the Chief Executive Officer of the Company, (b) recommend to the members the election of each of the designees, (c) vote (or act by written consent) all units (or other voting equity securities) of the Company they beneficially own, hold of record or otherwise control at any time, in person or by proxy, to elect each of the designees to the board, (d) not take any action that would result in (and take any action necessary to prevent) the removal of any of the designees from the board or the increase in the size of the board to more than nine members without the consent of the Hawkeye, EIP and Chief Executive Officer directors, and (e) not grant a proxy with respect to any units that is inconsistent with the parties’ obligations under the Voting Agreement. The obligation to nominate and appoint or support for election a second EIP designee would not arise until the earlier of another vacancy on the board or the 2010 regular meeting of the Company. Pursuant to the Voting Agreement, Mr. Brittenham was nominated for election by our board of directors. Mr. Brittenham also serves on the board of directors of Highwater Ethanol, LLC and E Energy Adams, LLC.

Joshua M. Nelson is a director at Thomas H. Lee Partners, L.P., a private equity firm based in Boston, Massachusetts where he has worked since 2003. Mr. Nelson has been a director at Hawkeye since 2006. On August 21, 2009, the Company entered into a subscription agreement, related letter agreement, and other related agreements with Hawkeye, providing for the sale of membership units of the Company to Hawkeye. In connection with the subscription agreement, related letter agreement, and other related agreements, Mr. Nelson was appointed to the board of directors of the Company. Pursuant to the Voting Agreement described above, Mr. Nelson was nominated for election by our board of directors.

Bruce L. Rastetter is currently the Chief Executive Officer of Hawkeye Renewables, LLC, an Iowa-based renewable energy company where he has worked since 2003. Mr. Rastetter is also the Chief Executive Officer of Hawkeye and Hawkeye Gold, LLC. Prior to these positions, Mr. Rastetter founded Heartland Pork Enterprises, Inc. in 1994, and was the Chief Executive Officer of that company until 2004. On August 21, 2009, the Company entered into a subscription agreement, related letter agreement, and other related agreements with Hawkeye, providing for the sale of membership units of the Company to Hawkeye. In connection with the subscription agreement, related letter agreement, and other related agreements, Mr. Rastetter was appointed to the board of directors of the Company. Pursuant to the Voting Agreement described above, Mr. Rastetter was nominated for election by our board of directors.

Our board of directors recommends that you vote for the election of each of the three nominees listed above to serve on our board of directors.

Biographical Information for Non-nominee Directors

Troy L. Otte has been involved in a family-owned farm in the Fillmore County, Nebraska area since 1990. The current operation consists of 5,000 acres of corn, soybeans and wheat, with both irrigated and dry land acres.

Keith E. Spohn has been an active farmer for the past 40 years in the Friend, Nebraska area. He is currently farming with his son. His farming operations include 5,000 acres of corn, soybeans and seed corn.

Richard R. Peterson, President, Chief Executive Officer, Chief Financial Officer and Director, joined our company as vice president of accounting and finance and chief financial officer in November 2006 and was named chief executive officer in October 2008. From July 2001 until November 2006, Mr. Peterson served as the director of finance, North American Operations for Nilfisk Advance, Inc., a manufacturer of commercial and industrial cleaning equipment. Prior to joining Nilfisk Advance, Mr. Peterson served as the chief financial officer for PPT Vision, Inc., a manufacturer of 2D and 3D vision inspection equipment from April 1999 to July 2001 and the chief financial officer of Premis Corporation, a point-of-sale software development company from December 1996 to April 1999.

Revis L. Stephenson III co-founded our company in late 2004. He was elected chairman in January 2005 and named as chief executive officer in April 2006 and served in that capacity until October 2008 when his employment was suspended. Mr. Stephenson’s employment with the Company was terminated in January 2009. In June 2009, Mr. Stephenson filed a demand for arbitration with the American Arbitration Association alleging that the Company breached its employment agreement with Mr. Stephenson. Mr. Stephenson is seeking additional compensation, including but not limited to two years of compensation and benefits. His prior experience includes over 17 years in the investment industry. During his career he has gained experience in the public and private markets where his responsibilities included placement of equity and debt, assisting with structuring, and pricing. Mr. Stephenson had been vice president institutional sales for the fixed income originations group of Oppenheimer & Co., a New York based financial services firm, from June 2002 until he left to form our company. Prior to that, he was vice president investments for MJSK Securities for five years. Prior to working at MJSK Securities, he was with Piper Jaffray Inc. for seven years.

Thomas A. Ravencroft spent 46 years with Dean Foods Co., Inc. (“Dean Foods”) from 1954 until his retirement in August 2000. He became an officer of Dean Foods in 1970 and served as vice president, corporate planning until 1990. From 1990 until 1995, he served as a senior vice president. From 1995 until his retirement, he served as president of Dean Foods’ dairy division. He served on the Dean Foods board of directors from 1979 until August 2000.

John E. Lovegrove has served as chairman since October 2008, and has been a life-long farmer in Fillmore County, Nebraska. He operates a family farm along with two brothers consisting of 8,000 acres of irrigated corn, soybeans and Pioneer Hy-Brid International seed corn.

PROPOSAL 2

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGladrey & Pullen LLP has been our independent registered public accounting firm since fiscal 2005. Upon recommendation from our audit committee, our board of directors selected McGladrey & Pullen LLP to serve as our independent registered public accounting firm for our fiscal year ending September 30, 2009, subject to ratification by our members. While it is not required to do so, our board of directors is submitting the selection of this firm for ratification in order to ascertain the view of our members. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of McGladrey & Pullen LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2009.

McGladrey & Pullen LLP Attendance at Meeting

A representative of McGladrey & Pullen LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Billed by McGladrey & Pullen LLP

In addition to reimbursement for certain out-of-pocket expenses, the following table presents the aggregate fees billed for professional services by McGladrey & Pullen LLP and its affiliate, RSM McGladrey, Inc. in our fiscal years ended September 30, 2008 and 2007, for these various services:

	Fiscal 2008	Fiscal 2007
Description of Fees	Amount	Amount

Audit fees	$239,900	$294,400
Audit-related fees	—	—

Total audit and audit-related fees	239,900	294,400
Tax fees:
Tax compliance fees	69,488	19,293
Tax consultation and advice fees	112,613	—

Total tax fees	182,101	19,293
All other fees	—	—

Total	$422,001	$313,693

Audit Fees

Audit fees consist of fees billed by McGladrey & Pullen LLP for audit services related to:

•	2008 services related to review of our interim financial statements, RIN agreed upon procedures, audit of our fiscal year-end consolidated financial statements, separate audits of ABE Fairmont, LLC and Heartland Grain Fuels, LP

•	2007 services related to review of our interim financial statements, audit work on the Heartland Grain Fuels, L.P. 2007 acquisition, a contemplated audit report for the period ending June 30, 2007, and audit of our fiscal year-end financial statements.

Fees for both years include audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, such as comfort letters, consents related to Securities and Exchange Commission registration statements (including our registration statements on Form SB-2), and other services related to Securities and Exchange Commission matters for the fiscal year.

Audit-Related Fees

We were not billed any amounts by McGladrey & Pullen LLP for audit-related services during fiscal 2008 or fiscal 2007.

Tax Compliance Fees

We were billed $69,488 and $19,283 by RSM McGladrey, Inc. an entity associated with McGladrey & Pullen LLP for compliance services during the years ended September 30, 2008 and 2007, respectively. Compliance services consist of planning and preparation of corporate tax return and related filings.

Tax Consultation and Advice Fees

We were billed $112,613 by RSM McGladrey, Inc. an entity associated with McGladrey & Pullen LLP for tax consultation and advice fees mostly related to cost segregation studies and other business advice matters for fiscal 2008. We did not incur tax consultation fees in our fiscal year 2007.

All Other Fees

We were not billed any amounts by McGladrey & Pullen LLP for other products and services during fiscal 2008 or fiscal 2007.

Pre-Approval Policies and Procedures

In accordance with Section 10(A)(i) of the Securities Exchange Act of 1934, our audit committee approves the engagement of our independent accountants to render audit and non-audit services before those services are rendered, considering, among other things, whether the proposed engagement would impact the independence of the auditors. All of the fees reflected above were approved by the audit committee and all of the work was performed by full-time, permanent employees of McGladrey & Pullen LLP and RSM McGladrey, Inc.

Our board of directors recommends that you vote for proposal 2 to ratify the appointment of McGladrey & Pullen LLP.

PROPOSAL 3

AMENDMENT OF OUR OPERATING AGREEMENT

Background

Section 5 of our operating agreement provides for, among other things, the election of a board of directors by our members to direct the business and affairs of the company, fixing the number of directors at nine (9), the process for election of directors, terms of directors, and nominations of directors to be voted on by our members, and limitations on the duties and authority of our board members. Directors are generally elected for a three year term and serve until the earlier of their death, resignation, removal or disqualification. The board believes that it would be in the best interests of the Company and its members for the board to be able to remove a director whose employment with the Company terminates.

Proposed Amendment

The proposed amendment to our operating agreement would provide the board with authority, by majority vote of all directors other than the interested director, to remove any director who was elected as a director while an employee of the company if that person is no longer employed by the company. The proposed amendment will, among other things, allow the board to remove Mr. Stephenson from the board.

On August 11, 2009, the board approved the following proposed amendment to our operating agreement, subject to approval of our members. The proposed operating agreement, as amended and marked to reflect the proposed change, is attached as Appendix A to this proxy statement and this discussion is qualified in its entirety by reference to Appendix A. The full text of the new Section 5.3(c) of the operating agreement, as it is proposed to be added to the operating agreement, is set forth below:

(c) Removal of Certain Directors.  The Directors may remove any Director with or without cause at any time prior to the expiration of the Director’s term if the Director is or was an employee of the Company during such term and such Director ceases for any reason to be an employee of the Company (including any Director whose employment was terminated prior to the adoption of this provision) by the vote of a majority of all of the Directors other than the Director subject to such action. Notwithstanding the last sentence of Section 5.3(b), any vacancy created by such removal may be filled by a majority of the remaining Directors. Notwithstanding Section 5.11, any Director who is the subject of such action shall be disqualified from voting on such action.

Vote Required

In accordance with the requirements of Section 5.1 of our operating agreement, the affirmative vote of members holding collectively a majority of all outstanding membership voting interests is required to approve the proposed amendment.

Reasons for the Amendment

The proposed amendment will allow the board to remove prior to the end of a director’s term any director who was an employee of the company if the director’s employment is terminated during the term, regardless of the reason for termination of employment. The proposed amendment would not allow the directors to remove any director who has not been an employee of the company or who was formerly an employee of the company but who was elected to the board after termination of employment. We believe that directors who are employees of the company are often nominated by virtue of their employment position with the company and the board should have the discretion to remove a director whose employment with the company terminates. We believe that it is good corporate governance for the board to be able to reconsider whether a director should continue as director if that director’s employment status with the company changes. The ability to remove former employees from our board by director action allows the board to consider whether a change in employment circumstances warrants a change in the board composition without waiting for the expiration of the director’s term. In the board’s view, this amendment is critical to the company’s ability to maintain a board with those qualities and characteristics that are in the best interests of our members, including the flexibility to make available a board seat to a current employee of the Company. It is also necessary to prevent potential conflicts arising as a result of a director’s former employment with the company.

The board of directors recommends that you vote “for” the proposal to approve the amendment to our operating agreement to permit the removal of former employee directors from our board.

COMPANY GOVERNANCE

Executive Officers

The following table shows our executive officers as of August 25, 2009:

Name	Age	Position

Richard R. Peterson	43	Chief Executive Officer, President and Chief Financial Officer

The business experience and background of our executive officer is provided above under proposal 1:

Committees of Our Board of Directors

Our board of directors has four standing committees: the audit committee, compensation committee, nominating committee and risk management committee.

Audit Committee.  The audit committee consists of Messrs. Brittenham and Ravencroft. Mr. Cerney served on the audit committee until his resignation in August 2009. The board expects to name a third member to the audit committee at its next regularly scheduled board meeting in September 2009. The audit committee’s function is one of oversight and, in that regard, the audit committee meets with our management and independent registered accounting firm to review and discuss our financial reporting and our controls respecting accounting. The board has determined that Messrs. Brittenham and Ravencroft are audit committee financial experts as that term is defined in Item 407(d)(5) of Regulation S-K, and Mr. Ravencroft is independent as independence for audit committee members is defined in the rules of the NASDAQ Stock Market. Our audit committee charter is available on our website at www.AdvancedBioEnergy.com.

Compensation Committee.  The compensation committee consists of Messrs. Otte and Ravencroft. Mr. Cerney served on the compensation committee until his resignation in August 2009. The board expects to name a third member to the compensation committee at its next regularly scheduled board meeting in September 2009. The compensation committee is responsible for discharging the board’s responsibilities relating to compensation of our company’s executive officers. Our compensation committee charter is available on our website at www.AdvancedBioEnergy.com. The compensation committee has the authority to approve and make recommendations to the board with respect to the compensation of the chief executive officer of the company and evaluates the chief executive officer’s performance in light of his goals and objectives, as determined by the compensation committee. The compensation committee consults with the chief executive officer with respect to compensation for the company’s other executives and the chief executive officer may be present at meetings for deliberations on non-CEO executive officer compensation, but he may not vote. The compensation committee has the authority to engage consultants, and has engaged the Stanton Group in the past. The compensation committee is not presently engaging a compensation consultant.

Nominating Committee.  The nominating committee consists of Messrs. Lovegrove, Ravencroft and Otte. The nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board of directors the director nominees to be considered for election by members and for election by the board of directors to fill any vacancy or newly created directorship. Our nominating committee charter is available on our website at www.AdvancedBioEnergy.com.

Risk Management Committee.  The risk management committee consists of Messrs. Lovegrove, Brittenham, Spohn and Peterson from the board, and Ty Weisendanger, our director of margin management. The risk management committee’s function is to assist the board of directors in assessing and managing the risks associated with managing our processing margin and the purchase and sale of commodities required in connection with or produced as a result of our production of ethanol.

Board of Directors Meetings and Attendance

Our board of directors held seven meetings during fiscal 2008 and acted by written consent in lieu of a meeting on seven occasions. During fiscal 2008, the audit committee held five meetings, the compensation committee held eight meetings, the risk management committee held eight meetings and the nominating committee held one meeting. During fiscal 2008, each director attended at least 75% of the aggregate of all meetings of our board of directors and of the board committees on which the director serves.

Code of Ethics

We have adopted a code of ethics for the guidance of our chief executive and senior financial officers. Our code of ethics is posted on our website at www.AdvancedBioEnergy.com. We intend to post on our website any amendments to, or waivers from, our code of ethics within five business days of the amendment or waiver.

Director Independence

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system that have requirements that a majority of the board of directors be independent. We have determined that two of our directors Thomas Ravencroft and Keith E. Spohn, are independent within the definition of independence provided by Rules 4200 and 4350 of the Nasdaq Stock Market. Under Nasdaq Stock Market independence standards applicable to committees of the board of directors, Scott A. Brittenham, John E. Lovegrove and Troy L. Otte, members of the audit, compensation, and nominating committees, would not be considered independent members of those committees.

Director Nominee Selection Policy

Our nominating committee does not have a formal policy with regard to the consideration of any candidates nominated by members; however, our operating agreement provides for members to nominate directors for election and our nominating committee will consider any and all candidates submitted for consideration by any member. Any member that wishes to submit a potential candidate for consideration may do so by providing a written request for consideration, either by personal delivery or by United States mail, postage prepaid, to Advanced BioEnergy, LLC, Attention: Richard R. Peterson, 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305. Generally, this should be done not less than 60 days nor more than 90 days prior to the first day of the month corresponding to the previous year’s regular meeting. However, since we plan to hold our 2010 regular meeting of members on or about March 19, 2010, your request for consideration must be received by January 18, 2010 for our 2010 regular meeting of members. Each notice must set forth:

•	the name and address of record of the member who is making the recommendation;

•	a representation that the member is a holder of record of our membership units entitled to vote at the meeting;

•	the name, age, business and residence address, and principal occupation of employment of each nominee;

•	a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming the person or persons) pursuant to which the recommendation is made;

•	such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the consent of each nominee to serve as a director if so elected.

We may require any proposed nominee to furnish other information as may reasonably be required to determine the eligibility and desirability of the proposed nominee to serve as a director.

Attendance at Member Meetings

The directors are encouraged, but not required, to attend all meetings of our members. Five of our nine then serving directors attended our 2008 regular meeting of members.

Procedures for Contacting the Board of Directors

Persons interested in communicating with the board of directors are encouraged to contact the chairman of the board, all outside directors as a group or an individual director by submitting a letter or letters to the desired recipients in sealed envelopes labeled with “chairman of the board” or the names of specified directors. This letter should be placed in a larger envelope and mailed to Advanced BioEnergy, LLC, Attention: Bridget Smale, 10201 Wayzata Boulevard, Suite 250, Minneapolis MN 55305. Bridget Smale will forward the sealed envelopes to the designated recipients.

Report of the Audit Committee

The role of our committee is one of oversight of our company’s management and independent registered public accounting firm with regard to our company’s financial reporting and controls regarding accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

Our committee has (i) reviewed and discussed our audited financial statements for fiscal 2008 with our company’s management; (ii) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 as amended regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from our company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence); and (iv) discussed with our company’s independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the review and discussions with management and the independent registered public accounting firm referred to above, our committee recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for fiscal 2008 and filed with the Securities and Exchange Commission.

The Audit Committee
Scott A. Brittenham
Larry L. Cerny(1)
Thomas Ravencroft

(1) Resigned effective August 28, 2009.

SECURITY OWNERSHIP OF PRINCIPAL MEMBERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of August 28, 2009, the ownership of units by each member whom we know to own beneficially more than 5% of the outstanding units, each director and director nominee, each named officer and all executive officers and directors as a group. At the close of business on August 28, 2009, there were 14,851,962 units issued and outstanding, each of which is entitled to one vote. The information provided in the table that follows sets forth the number and approximate percentage of units that the persons and entities named in the table would beneficially own after the issuance and sale of our units in a private equity offering to Hawkeye Energy Holdings, LLC as described in the description of the Voting Agreement that follows the table and in our Form 8-K filed on August 26, 2009. The sale and issuance of units to Hawkeye occurred on August 28, 2009.

Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to such units, no director or executive officer has pledged as security any units shown as beneficially owned, and the mailing address for each person listed in the table is 10201 Wayzata Blvd., Suite 250, Minneapolis, MN 55305.

			Percentage of
	Amount and Nature of		Outstanding
Name of Beneficial Owner or Identity of Group	Beneficial Ownership (#)		Units

Non-Employee Directors:
John E. Lovegrove	43,000	(1)	*
Keith E. Spohn	20,000	(2)	*
Scott A. Brittenham	3,250,000	(3)	21.9%
Thomas A. Ravencroft	18,900	(4)	*
Troy L. Otte	34,500		*
Revis L. Stephenson III	284,845	(5)	1.9%
Joshua M. Nelson	2,200,000	(6)	14.8%
Bruce L. Rastetter	2,200,000	(6)	14.8%
Named Executive Officers:
Richard R. Peterson	12,600	(7)	*
Donald E. Gales	22,687	(8)	*
Perry C. Johnston	9,000	(9)	*
Executive officers and directors as a group (12 persons)	5,895,532	(10)	39.7%
More than 5% Owners:
South Dakota Wheat Growers Association	1,271,452		8.6%
110 6th Avenue SE Aberdeen, SD 57402
Ethanol Capital Management, LLC	3,250,000	(11)	21.9%
5151 E. Broadway, Suite 510 Tucson, AZ 85711
Hawkeye Energy Holdings, LLC	2,200,000	(6)	14.8%
224 S. Belle Ave Ames, IA 50010

(1)	Includes units owned jointly with Mr. Lovegrove’s spouse.

(2)	Includes units owned jointly with Mr. Spohn’s spouse.

(3)	Includes 2,750,000 units held by Ethanol Investment Partners and 500,000 units held by Tennessee Ethanol Partners, L.P. Mr. Brittenham serves as the Managing Member, President & CEO of the General Partner of Ethanol Investment Partners LP and Tennessee Ethanol Partners, L.P. Mr. Brittenham disclaims beneficial ownership of these securities.

(4)	Includes 18,900 units held in the name of the Thomas A. Ravencroft Declaration of Trust, Mr. Ravencroft is the creator of the Trust.

(5)	Includes 120,000 units pledged as security.

(6)	Includes 2,200,000 units owned by Hawkeye Energy Holdings, LLC of which Mr. Nelson is on the board of directors and Mr. Rastetter is currently serving as Chief Executive Officer. Mr. Nelson and Mr. Rastetter

disclaim beneficial ownership of these units. For purposes of the total executive officers and directors as a group, the units held by Mr. Nelson and Rastetter are only included once.

(7)	Includes 12,600 restricted units issued to an affiliate of Mr. Peterson. Of these units, 3,600 units are vested and the remainder will vest over a three year period ending on October 1, 2011.

(8)	Includes 22,687 units issued to an affiliate of Mr. Gales. Mr. Gales’ employment with the company ended on April 18, 2008.

(9)	Mr. Johnston’s employment with the company ended on April 17, 2009.

(10)	Mr. Johnston and Mr. Gales, named executive officers, are included; however, neither executive officer is currently employed by the company.

(11)	Includes units held by Ethanol Investment Partners and 500,000 units held by an affiliate, Tennessee Ethanol Partners, L.P.

Description of Voting Agreement

On August 28, 2009, Hawkeye Energy Holdings, LLC (“Hawkeye”), Ethanol Investment Partners, LLC (“Ethanol Investment Partners”), South Dakota Wheat Growers and certain directors entered into a voting agreement (the “Voting Agreement”) in conjunction with the issuance and sale of our units in a private equity offering. The number of units owned by each party to the Voting Agreement is set forth in the table below.

The Voting Agreement requires the parties thereto to (a) nominate for election to the board the following persons listed below (the “Designees”), (b) recommend to the members of the company the Designees, and (c) vote (or act by written consent) all units beneficially owned by such party at any meeting of our members in favor of the Designees. The Designees include:

(1)	two representatives designated by Hawkeye — Joshua M. Nelson and Bruce L. Rastetter are currently designated by Hawkeye for this purpose;

(2)	two representatives designated by Ethanol Investment Partners — Scott A. Brittenham is currently designated by Ethanol Investment Partners for this purpose and any individual designated by Ethanol Investment Partners from and after the earlier of such time as a vacancy exists on the board and the 2010 regular meeting of members of the company will be designated for this purpose; and

(3)	the Chief Executive Officer of the Company (the “CEO Board Member”) — Richard R. Peterson is currently designated for this purpose.

The Voting Agreement also requires that each party thereto not take any action that would result in the removal of any of the Designees without the consent of Hawkeye, Ethanol Investment Partners and the CEO Board Member. Each of the parties to the Voting Agreement granted to Hawkeye and Ethanol Investment Partners an irrevocable proxy coupled with an interest to vote such party’s units in accordance with the terms of the Voting Agreement.

Unless there is a breach of the Voting Agreement, the approval of Proposal 1, the election of Messrs. Nelson, Rastetter and Brittenham as Group I Directors, is highly likely. The Voting Agreement does not require the parties thereto to vote for or against, or abstain from, any of the other proposals described in this proxy statement.

For purposes of Section 13(d) of the Securities Exchange Act of 1934, a total of 7,135,297 units may be deemed to be beneficially owned by virtue of the Voting Agreement, representing approximately 48.0% of our outstanding units. The number of such units held by each party to the Voting Agreement is as follows:

Name	Units Owned (#)

John E. Lovegrove	43,000
Keith E. Spohn	20,000
Ethanol Investment Partners, LLC	2,750,000	(1)
Tennessee Ethanol Partners, L.P.	500,000	(1)
Thomas A. Ravencroft	18,900
Troy L. Otte	34,500
Revis L. Stephenson III	284,845
Richard R. Peterson	12,600
South Dakota Wheat Growers	1,271,452
Hawkeye Energy Holdings, LLC	2,200,000	(2)

Total	7,135,297

(1)	Scott A. Brittenham serves as the Managing Member, President & CEO of the General Partner of Ethanol Investment Partners LP and Tennessee Ethanol Partners, L.P.

(2)	Bruce L. Rastetter serves as the Chief Executive Officer of Hawkeye Energy Holdings, LLC. Joshua M. Nelson is a member of the board of directors of Hawkeye Energy Holdings LLC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

This section discusses the principal elements of compensation paid to our named executive officers for 2008 and the compensation philosophy and objectives of our compensation program. Throughout this proxy statement, we refer to the individuals who served as our principal executive officer and principal financial officer during 2008, as well as the other individuals included in the “Summary Compensation Table” below as the “named executive officers.” Several of our named executive officers are no longer with the company. Donald E. Gales, our former President and Chief Operating Officer, resigned on April 18, 2008, and the employment of Revis L. Stephenson, our former Chief Executive Officer, and Perry C. Johnston, our former Vice President, General Counsel and Secretary, ended in 2009. Since Richard R. Peterson is expected to be our only named executive officer in 2009, the following discussion about our compensation objectives for the next fiscal year applies only to Mr. Peterson and any other individual who may be listed in the Summary Compensation Table for 2009.

Our compensation committee is responsible for discharging the board’s responsibilities relating to compensation of the Company’s executives, including the named executive officers. Our compensation committee has the authority to retain compensation consultants to assist it in the evaluation of compensation. In the past, our compensation committee has retained the Stanton Group to provide recommendations regarding the compensation of its executives. In particular, the Stanton Group has provided the compensation committee with certain benchmarking information and provided modeling information for short and long-term incentive plans. Our compensation committee also has the responsibility for monitoring adherence with our compensation philosophy further described below and ensuring that the total compensation paid to our executive officers is transparent, fair, reasonable and competitive.

In 2008, decisions regarding the compensation of our named executive officers were made by our board, upon the recommendation of our compensation committee in consultation with our former Chief Executive Officer, Mr. Stephenson. For 2009, decisions regarding the compensation of Mr. Peterson, currently our only named executive officer, were made by our board upon the recommendation of our compensation committee.

Compensation Philosophy and Objectives

Our compensation philosophy embodies the following principles:

•	the compensation program should retain management to foster continuity in our operations;

•	the compensation program should align the interests of our management with those of our members; and

•	the compensation program should reward management for outstanding business results.

In structuring a compensation program that will implement these principles, we have developed the following objectives for our executive compensation program:

•	overall compensation levels must be sufficiently competitive to retain executives; and

•	a portion of total compensation should be contingent on, and variable with, achievement of personal and company performance goals.

Compensation Elements

For 2008, the principal components of our compensation for our named executive officers included:

•	base salary;

•	cash bonuses;

•	equity compensation; and

•	perquisites and other personal benefits.

We expect that the principal components of compensation for Mr. Peterson and any other named executive officer in 2009 will be comprised of the same principal components. These components have typically been included in the employment agreements for each named executive officer, as well as in company policies. As discussed above, all of the employment agreements with our named executive officers have now terminated, except the employment agreement with Mr. Peterson. The key terms of Mr. Peterson’s employment agreement are further described in narrative text following the Summary Compensation Table below. In addition to employment agreements, we have also entered into certain restricted unit agreements and change of control agreements with our named executive officers, including Mr. Peterson, which are further described below under “Equity Compensation” and in the narrative text following the Summary Compensation Table.

Base Salary

Base salary is targeted to provide our named executive officers with a fixed base amount of compensation for services rendered during the year. We believe this is consistent with competitive practices and will help assure we retain qualified leadership in those positions in light of salary norms in our industry and the general marketplace. Base salary for our named executive officers has been included in our employment agreements. The amounts of base salary contained in those employment agreements were determined for each executive based on his position and responsibility by using market data obtained by the Stanton Group. After receiving the information from the Stanton Group with respect to base salary for comparable companies, our compensation committee targeted salaries for our named executive officers at the lower end of the median range for comparable companies. While it has been difficult for the compensation committee to gather information for comparable companies on an on-going basis, the compensation committee periodically reviews base compensation in connection with execution and renegotiation of employment agreements with executives to ensure that a competitive position is maintained.

Cash Bonuses

The compensation committee has used, and expects to continue to use, cash bonuses to focus our management on achieving key company financial objectives, to motivate certain desired individual behaviors and goals and to reward substantial achievement of these company financial objectives and individual behaviors and goals.

The compensation committee believes that as a growth company, we should reward achievement of both personal performance objectives and company financial objectives such as gallons of ethanol sold and earnings before interest, taxes, depreciation and amortization (“EBITDA”). The employment agreements with our named executive officers have traditionally included a provision that makes the executives eligible for an annual bonus in an amount up to 25% of the executive’s base salary during a fiscal year, based upon criteria established by the board or any committee of the board. In addition, certain other company employees also participate in the company’s corporate bonus plan. For 2008 and 2009, the compensation committee used a formula for its corporate bonus plan based on the following three criteria: (1) EBITDA targets per gallon of ethanol sold (25%), (2) gallons of ethanol produced (25%) and (3) personal performance objectives (50%).

For 2008, the EBITDA financial target was calculated on a consolidated plant basis for the company’s facilities in Nebraska and South Dakota and measured by EBITDA per gallon of ethanol sold. In order to receive a minimum payout based on EBITDA, EBITDA had to be equal to or greater than $.20 per gallon and to receive a maximum payout, EBITDA had to be equal to or greater than $.30 per gallon. The payout was increased by 5% increments for every $.01 improvement in EBITDA per gallon for results between the minimum and maximum. In order to receive a minimum payout based on gallons of ethanol produced, gallons of ethanol produced at all of the company’s plants in Nebraska and South Dakota had to be equal to or greater than 157.85 million gallons and to receive a maximum payout, gallons of ethanol produced had to be at least 165.14 million gallons. The targets for gallons produced were subject to adjustments for planned production in slowdowns or planned plant shutdowns due to economic reasons or any act of God causing a disruption in production (but not repairs, maintenance, warranty issues or other similar occurrences). The payout based on ethanol production increased in 1% increments for every 145,666 gallons produced over the minimum up to the maximum. For 2008, the personal performance objectives included three or four goals or expectations, approved by the compensation committee in the case of named executive officers and by the company’s executive officers in the case of other employees. The minimum EBITDA target was not met in 2008, but the named executive officers did receive a payout of 13.5% based on production of 158.1 million gallons of ethanol adjusted for a Huron Plant intentional reduction in production in the Fall of 2008. Certain executive officers also received a payout of 50% based on achievement of their personal performance objectives. In 2008, Mr. Stephenson, Mr. Peterson and Mr. Johnston received cash bonuses based on this formula in the amounts detailed in the Summary Compensation Table below.

For 2009, the compensation committee modified the financial targets to reflect the ethanol industry’s capacity surplus and the narrow margins in the ethanol industry created by commodity movements. The financial targets for 2009 also reflect that the company expects that its production facilities in Aberdeen and Huron, South Dakota operated by its subsidiary, Heartland Grain Fuels, LP (“HGF”) will be transferred to HGF’s senior lenders. Therefore, the financial targets for 2009 will be based on the financial results of the company’s Fairmont, Nebraska plant. In order to receive a minimum payout based on EBITDA in 2009, EBITDA has to be equal to or greater than $.12 per gallon and to receive a maximum payout, EBITDA has to be equal to or greater than $.18 per gallon. The payout based on EBITDA will be calculated on a pro-rata basis for performance between the minimum and the maximum. In order to receive a minimum payout based on gallons of ethanol produced, gallons of ethanol produced at the Fairmont plant has to be equal to or greater than 95 million gallons and to receive a maximum payout, gallons of ethanol produced has to be 103 million gallons. The targets for gallons produced are also subject to certain adjustments as described above. The payout based on ethanol production will be calculated on a pro-rata basis for performance between the minimum and the maximum. In 2009, Mr. Peterson and Mr. Johnston as well as certain other employees will be eligible for a cash bonus. While Mr. Johnston’s employment terminated in 2009, we agreed to provide him with a proportionate share of his 2009 bonus not to be less than $13,600.

In the past, the compensation committee has also approved retention bonus opportunities for certain named executive officers that are in excess of the bonus opportunities provided in their respective employment agreements. The compensation committee believes that the use of retention bonuses is a useful tool in retaining management to provide the company with continuity.

Equity Compensation

Our employment agreements with certain of our named executive officers have included provisions providing for a strategic bonus, payable in units, based on the addition of new ethanol production capacity by our company.

The employment agreements with Mr. Stephenson and Mr. Gales contained such provisions. The compensation committee believed that such provisions encouraged these executives to focus on the long-term performance of our company and provided an opportunity for these named executive officers to increase their ownership stake in the company over time.

From time to time, the board of directors, upon the recommendation of the compensation committee, has granted our named executive officers additional equity awards that vest over time through restricted unit agreements. Like the strategic bonuses described above, the compensation committee believes that such equity awards encourage our named executive officers to increase their ownership stake in the company and focus on the long-term performance of the company. These restricted unit awards have included put rights, which provide the named executive officer the right to sell back up to 40% of the vested units to our company at the then-current fair market value of the membership units to cover the related tax requirements of the individual officers. The compensation committee believes that such put provisions are appropriate since sale of our units is highly restricted under our company’s operating agreement. On July 31, 2007, Mr. Peterson was awarded 15,000 units pursuant to a restricted unit agreement. This award vests in equal yearly installments over a period of five years. Certain other named executive officers also received grants of restricted units as further described below under the heading “Restricted Unit Grants”, but any restricted units that had not vested upon the termination of their employment were forfeited.

We have also entered into change of control agreements with certain named executives officers of the company which provide executives with the right to receive units of the company upon their termination without cause after change of control. A change of control is defined in these agreements as (1) the acquisition by any individual, entity or group of beneficial ownership of 30% or more of our membership units, (2) certain changes in the composition of our board, (3) consummation of a reorganization, merger, consolidation or statutory exchange of our membership units, (4) consummation of a sale or other disposition of all or a substantial portion of our assets or (5) in some agreements, approval by our unit holders of a complete liquidation or dissolution of our company. Currently, the only named executive officer with such an agreement is Mr. Peterson. Mr. Peterson’s change in control agreement entitles him to receive 14,000 units upon his termination without cause after a change in control. The compensation committee believes that such an agreement is appropriate in the event of such a transaction given the need for the company’s chief executive officer to be focused on closing a potential transaction that may result in a change of control if it is in the best interests of our members. Additional information about potential payouts to Mr. Peterson under this agreement is provided under the heading “Calculation of Potential Payments upon Termination or Change in Control” below.

Perquisites and Other Personal Benefits

We provide named executive officers with perquisites and other personal benefits that the compensation committee believes are reasonable and consistent with our overall compensation program. We believe that such perquisites better enable us to attract and retain superior employees for key positions and are consistent with the Company’s employment agreements. The compensation committee believes that the benefits provided to Mr. Peterson, which are summarized in the Summary Compensation Table below, are consistent with market practices.

Accounting and Tax Treatment

We account for equity compensation paid to our employees under the rules of SFAS No. 123R, which requires us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. Unless and until we achieve sustained profitability, the availability to us of a tax deduction for compensation expenses will not be material to our financial position. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them.

The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We currently intend that all cash compensation paid will be tax deductible by us.

Compensation Committee Report

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in the proxy statement for the 2009 Regular Meeting of Members.

Respectfully submitted,

Compensation Committee

TROY L. OTTE
LARRY L. CERNEY(1)
THOMAS A. RAVENCROFT

(1)	Resigned effective August 28, 2009.

Summary Compensation Table

The following table shows, for our chief executive officer and our two other most highly compensated executive officers of our company, together referred to as our named executive officers, information concerning compensation earned for services in all capacities during the fiscal year ended September 30, 2008:

				Unit	Non-Equity	All Other
Name and Principal			Bonus	Awards	Incentive Plan	Compensation
Position	Year	Salary ($)	($)(6)	($)(1)	Compensation ($)(7)	($)		Total ($)

Revis L. Stephenson III	2008	300,000	—	462,537	10,125	42,818	(2)	815,480
Chairman and Chief	2007	300,000	150,000	1,202,274	—	23,327	(2)	1,675,601
Executive Officer	2006	161,538	33,333	343,526	—	10,797	(2)	549,194
Donald E. Gales	2008	145,192	—	47,000	—	345,478	(3)	537,670
Chief Operating Officer	2007	250,000	125,000	177,000	—	18,839	(3)	570,839
and President	2006	134,615	29,167	25,000	—	83,770	(3)	272,552
Richard R. Peterson	2008	200,000	—	84,000	31,750	23,308	(4)	339,058
Chief Executive Officer,	2007	154,807	152,500	—	—	19,805	(4)	327,112
President and Chief Financial Officer
Perry C. Johnston	2008	200,000	—	42,000	31,750	8,077	(5)	281,827
Vice President and Legal Counsel

(1)	Values expressed represent the actual compensation cost recognized by our company for financial reporting purposes in each fiscal year ended September 30. We calculated these amounts in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, based on the grant date fair value of the awards utilizing the assumptions set forth in Notes 1 and 5 to our consolidated financial statements included in Item 8 of this Annual Report on Form 10-K. The expressed values exclude any monetary amount received for the sale of related units to the company through exercising put options.

(2)	The 2008 amounts consist of $12,830 for the portion of the lease, fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle, $11,731 in company contributions to the 401(k) plan, $1,925 in reimbursement of expenses for tax planning and tax return preparation and $16,332 in reimbursement of penalties and interest incurred for prior year tax returns due to Form 1099’s not being prepared timely by the Company. The 2007 amounts consist of $10,795 for the portion of the lease, fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle, $9,807 in company contributions to the 401(k) plan, and $2,725 in reimbursement of expenses for tax planning and tax return preparation. The 2006 amounts consist of $1,129 for continuation of health benefits and $9,668 for personal use of a company-owned vehicle including fuel, insurance and maintenance expenses. The Company terminated Mr. Stephenson’s employment for “cause” on January 20, 2009.

(3)	The 2008 amounts consist of $309,956 of severance and $20,611 of accrued vacation paid upon his termination in May 2008, $6,065 for the portion of the lease, fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle and $8,846 in company contributions to the 401(k) plan. The 2007 amounts consist of $10,666 for the portion of the lease, fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle and $8,173 in company contributions to the 401(k) plan. The 2006 amounts consist of $2,733 for continuation of health benefits, $9,850 for personal use of a company-owned vehicle, including fuel, insurance and maintenance expenses, and $71,187 for relocation to the Minneapolis, MN area. The Company terminated Mr. Gales employment without cause on April 18, 2008.

(4)	The 2008 amounts consist of $11,943 for the portion of the lease, fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle and $11,365 in company contributions to the 401(k) plan. The 2007 amounts consist of $14,083 for the portion of the lease, fuel, insurance and maintenance expenses cost for personal use of a company-owned vehicle and $5,722 in company contributions to the 401(k) plan. Mr. Peterson was hired in fiscal year 2007 and was Vice President of Accounting and Finance and Chief Financial Officer for fiscal year 2007 and 2008. Mr. Peterson was named Chief Executive Officer in October 2008.

(5)	Amounts consist of $8,077 in company contributions to the 401(k) plan. The Company terminated Mr. Johnston’s employment without cause on April 17, 2009.

(6)	Amounts consist of bonuses earned under employment agreements and other discretionary bonuses separately approved by the board of directors.

(7)	Amounts consist of bonuses earned under the corporate bonus plan.

Grants of Plan-Based Awards in 2008

The following table sets forth each grant of an award made to a named executive officer during the year ended September 30, 2008.

		Estimated Potential Payouts Under Non-Equity
		Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)(2)	Target ($)(3)	Maximum ($)

Revis L. Stephenson III	11/19/08	9,375	28,125	75,000
Richard R. Peterson	11/19/08	6,250	18,750	50,000
Perry C. Johnston	11/19/08	6,250	18,750	50,000

(1)	The actual payouts received are reflected in the “non-equity incentive plan compensation” column of the Summary Compensation Table for 2008. The payments of the non-equity incentive plan compensation for 2008 were made in December 2008 (50%) and January 2009 (50%).

(2)	The 2008 corporate bonus plan is comprised of company financial targets (50%) and personal performance objectives (50%). The threshold payouts were based on meeting one of four personal performance objectives, representing 12.5% of the possible 50% payout for personal performance objectives, or one of the 2 minimum financial targets, representing 12.5% of the possible 25% for each financial target. This would be the minimum amount payable for a certain level of performance.

(3)	The target payouts were based on the company meeting the minimum EBITDA target of $.20 per gallon of ethanol and a minimum of 157.85 million gallons of ethanol produced and a named executive officer meeting one of four personal performance objectives.

(4)	The maximum payouts are determined in the employment agreements for each named executive officer as further described below.

Employment Agreements with Named Executive Officers

Revis L. Stephenson III.  Pursuant to Mr. Stephenson’s employment agreement, his employment commenced on April 7, 2006 and ended on January 20, 2009, when the Company terminated him for cause. In June 2009,

Mr. Stephenson filed a demand for arbitration with the American Arbitration Association alleging that the Company breached its employment agreement with Mr. Stephenson when it terminated him for cause in January 2009. Mr. Stephenson is seeking additional compensation, including but not limited to, two years of compensation and benefits.

The agreement called for Mr. Stephenson to receive (i) an annual base salary of $300,000; (ii) an annual cash performance bonus (of up to $50,000 through fiscal 2007 and 25% of his base salary beginning in fiscal 2008) based on achievement of certain criteria established by our compensation committee; (iii) a strategic bonus, payable in units, based on additional production of ethanol by our company; (iv) the right to participate in all employee benefit plans and programs of our company; (v) use of an automobile while employed by our company; (vi) reimbursement for all reasonable and necessary out-of-pocket business, travel and entertainment expenses; (vii) reimbursement for reasonable fees and expenses of annual tax return preparation and planning; and (viii) at least four weeks annually of paid vacation time off in accordance with the normal policies of our company.

Mr. Stephenson had agreed, as part of the employment agreement, that (a) he will not divulge our confidential information or any know-how or trade secret information conceived or originated by him during his employ; (b) he will not take a corporate opportunity from our company; (c) he will not engage in competition with our company; (d) he will not attempt to hire an employee of our company during Mr. Stephenson’s employ or during a 12-month period thereafter; (e) he will not solicit our customers or suppliers during his employ or during the 24-month period thereafter; and (f) he will disclose to, and give all rights and ownership to, us in any improvements, inventions or copyrightable material he conceives during his employ and relating to our business.

In October 2008, in accordance with Mr. Stephenson’s employment agreement with the company, the company gave written notice to Mr. Stephenson that the company was not extending the term of his employment. Accordingly, Mr. Stephenson’s employment with the company was scheduled to expire on April 7, 2009. Effective October 15, 2008, Mr. Stephenson was suspended as Chief Executive Officer of the company and was replaced as chairman of the company’s Board of Directors. On January 20, 2009, Mr. Stephenson’s employment was terminated. Mr. Stephenson is currently serving on the board of directors.

Donald E. Gales.  On April 18, 2008, Mr. Gales resigned as our president and chief operating officer. During his employment, Mr. Gales received (a) an annual base salary of $250,000; (b) an annual cash performance bonus (of up to $50,000 through fiscal 2007 and 25% of his base salary beginning in fiscal 2008) based on achievement of certain criteria established by our compensation committee; (c) a strategic bonus, payable in units, based on additional production of ethanol by our company; (d) the right to participate in all employee benefit plans and programs of our company; (e) use of an automobile while employed by our company; (f) reimbursement for expenses related to Mr. Gales’ relocation to the Minneapolis, Minnesota metropolitan area; (g) the right to receive 6,000 units each October 1st, up to a maximum of 30,000 units; (h) reimbursement for all reasonable and necessary out-of-pocket business, travel and entertainment expenses; and (i) at least three weeks annually of paid vacation time off in accordance with our normal policies.

Mr. Gales agreed, as part of the employment agreement, that (a) he will not divulge our confidential information or any know-how or trade secret information conceived or originated by him during his employ; (b) he will not take a corporate opportunity from our company; (c) he will not engage in competition with our company; (d) he will not attempt to hire an employee of our company during his employ or during a 12-month period thereafter; (e) he will not solicit our customers or suppliers during his employ or during the 24-month period thereafter; and (f) he will disclose to, and give all rights and ownership to, us in any improvements, inventions or copyrightable material he conceives during his employ and relating to our business. His severance payment is included in the “All Other Compensation” column of the Summary Compensation Table.

Mr. Gales and our company agreed that for purposes of determining payments to which Mr. Gales is entitled to receive following his resignation on April 18, 2008, Mr. Gales is entitled to the severance benefits consistent with his employment agreement, which are summarized in this paragraph. Pursuant to his employment agreement, Mr. Gales was entitled to receive certain severance payments and benefits, including: (a) a lump-sum amount equal to Mr. Gales’ annual base salary at the highest rate in effect at any time in the one-year period preceding termination of employment, plus an amount equal to his target annual cash performance bonus (or two times the target bonus if the termination occurs in connection with or after a change in control); (b) health, dental and life insurance benefits for Mr. Gales and his dependents for a 24-month period, to the extent that such benefits were in effect at termination, unless Mr. Gales obtains such coverage through any other employer; (c) a payment equal to the pro rata portion of any annual cash performance bonus that would have been payable to Mr. Gales during the fiscal year the termination occurs; and (d) all other applicable post-termination benefits under benefit plans and programs then applicable to Mr. Gales in accordance with these plans and programs. Upon termination, Mr. Gales promptly delivered to us any and all company records and property in his possession or under his control.

Richard R. Peterson.  On December 11, 2007, we entered into an amended and restated employment agreement with Richard Peterson. The agreement calls for Mr. Peterson to receive (i) an annual base salary of $200,000; (ii) the right to participate in all employee benefit plans and programs of our company; (iii) use of an automobile while employed by our company; (iv) three weeks annually of paid vacation time off in accordance with our normal policies; (v) reimbursement for all reasonable and necessary out-of-pocket business, travel and entertainment expenses; and (vi) an annual cash performance bonus of up to 25% of his base salary based on achievement of certain criteria established by our compensation committee. The agreement was amended in December 2008 to among other things give Mr. Peterson a $75,000 increase in annual salary retroactive to October 16, 2008.

Mr. Peterson has agreed, as part of the employment agreement, that (a) he will not divulge our confidential information or any know-how or trade secret information conceived or originated by him during his employ; (b) he will not take a corporate opportunity from our company; (c) he will not engage in competition with our company; (d) he will not attempt to hire an employee of our company during his employ or during a 24-month period thereafter; (e) he will not solicit our customers or suppliers during his employ or during the 24-month period thereafter; and (f) he will disclose to, and give all rights and ownership to, us in any improvements, inventions or copyrightable material he conceives during his employ and relating to our business.

If Mr. Peterson’s employment is terminated by our company without “cause” or by Mr. Peterson for “good reason,” Mr. Peterson shall receive certain severance payments and benefits, including (a) an amount equal to 52 weeks of Mr. Peterson’s weekly base salary at the time of termination of employment, paid in installments in accordance with our regular payroll practices; (b) a payment equal to the pro rata portion of any annual cash performance bonus that would have been payable to Mr. Peterson during the fiscal year in which the termination occurs; and (c) health, dental, disability and life insurance benefits for Mr. Peterson and his dependents for a 12-month period, to the extent that such benefits were in effect at termination, unless Mr. Peterson obtains such coverage through any other employer. In addition, if Mr. Peterson’s employment terminates for the reasons described above in connection with or within two years after a change in control, he will receive an additional 52 weeks of base salary. Upon termination, Mr. Peterson shall promptly deliver to us any and all company records and property in his possession or under his control.

Perry C. Johnston.  On December 11, 2007, we entered into an amended and restated employment agreement with Perry Johnston. Mr. Johnston’s employment was terminated by our company without “cause” in April 2009. In accordance with his employment agreement, Mr. Johnston received certain severance payments and benefits, including (a) an amount equal to 52 weeks of Mr. Johnston’s weekly base salary at the time of termination of employment, paid in installments in accordance with our regular payroll practices; (b) a payment equal to the pro rata portion of any annual cash performance bonus that would have been payable to Mr. Johnston during the fiscal year in which the termination occurs; and (c) health, dental, disability and life insurance benefits for Mr. Johnston and his dependents for a 12-month period, unless Mr. Johnston obtains such coverage through any other employer. The agreement called for Mr. Johnston to receive (i) an annual base salary of $200,000; (ii) the right to participate in all employee benefit plans and programs of our company; (iii) three weeks annually of paid vacation time off in accordance with our normal policies; (iv) reimbursement for all reasonable and necessary out-of-pocket business, travel and entertainment expenses; (v) an annual cash performance bonus of up to 25% of his base salary based on achievement of certain criteria established by our compensation committee; and (vi) a relocation package of $125,000.

Mr. Johnston has agreed, as part of the employment agreement, that (a) he will not divulge our confidential information or any know-how or trade secret information conceived or originated by him during his employ; (b) he will not take a corporate opportunity from our company; (c) he will not engage in competition with our company;

(d) he will not attempt to hire an employee of our company during his employ or during a 24-month period thereafter; (e) he will not solicit our customers or suppliers during his employ or during the 24-month period thereafter; and (f) he will disclose to, and give all rights and ownership to, us in any improvements, inventions or copyrightable material he conceives during his employ and relating to our business.

Restricted Unit Grants

Strategic Bonus Awards.  We entered into restricted unit agreements with entities owned by Revis L. Stephenson III and Donald E. Gales pursuant to which units restricted as to transfer and subject to possible forfeiture are issued as the strategic bonuses contemplated by the employment agreements with these individuals. These agreements provided that for each additional ethanol production or co-production facility in addition to the Nebraska plant whose acquisition or construction the Board approves, one restricted unit would be issued to Stephenson Holdings, Inc., an entity owned by Mr. Stephenson, for each 1,000 gallons of ethanol production capacity acquired or built on or prior to April 3, 2009, and 0.15 restricted units will be issued to Gales Holdings, Inc., an entity owned by Mr. Gales, subject to the same ethanol capacity requirement. On November 8, 2006, 39,000 restricted units were granted to Stephenson Holdings, Inc. and 5,850 restricted units were granted to Gales Holdings, Inc. due to our acquisition of the partnership interests of Heartland Grain Fuels. In October 2007, an additional 40,000 restricted units were granted to Stephenson Holdings, Inc. and 6,000 restricted units were granted to Gales Holdings, Inc. in connection with the expansion of production capacity at the Aberdeen, South Dakota plant. Mr. Stephenson and Mr. Gales had 10,000 and 4,463 of these strategic bonus units forfeited, respectively, upon their termination.

Other Awards.  On July 31, 2007, the board of directors, upon the recommendation of the compensation committee, granted Gales Holdings, Inc., an affiliate of Mr. Gales, an award of 24,000 restricted units to complement an earlier award of 6,000 units and satisfy the company’s obligation under Mr. Gales’ employment agreement to issue up to 30,000 units to him. Of the 24,000 restricted units, 3,000 vested on October 1, 2007; the remainder of the restricted units was forfeited upon Mr. Gales’ resignation. The board of directors also granted Peterson Holdings, Inc., an affiliate of Mr. Peterson, and Perry Johnston awards of 15,000 restricted units that vest in equal installments over five years. Vesting of these awards will be accelerated if their employment is terminated due to death or disability or by our company without cause within a year after a change in control. These awards contain put rights, which provide the right to sell back up to 40% of the vested membership units to our company at the then-current fair market value of the membership units to cover the related tax requirements of the individual officers. In March 2008, Messrs. Gales and Peterson each exercised put rights for the sale of 1,200 units at $14.00 per unit. In December 2008, Messrs. Peterson and Johnston each exercised put rights for the sale of 1,200 units at $2.55 per unit. Mr. Johnston had his remaining 12,000 units vest immediately upon his termination without cause in April 2009.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officers at September 30, 2008.

				Equity Incentive	Equity Incentive
	Unit Awards			Plan Awards:	Plan Awards:
	Number of		Market Value of	Number of	Market or Payout
	Units That have		Units That have	Unearned Units	Value of Unearned
	not Vested		not Vested	That have not	Units That have
Name	(#)		($)(1)	Vested (#)(2)	not Vested ($)(1)

Revis L. Stephenson III	29,750	(3)	75,863	221,000	563,550
Donald E. Gales	—		—	—	—
Richard R. Peterson	12,000	(4)	30,600	—	—
Perry C. Johnston	15,000	(5)	38,250	—	—

(1)	Amount shown is based on a unit price of $2.55, which was the estimated market value of the units at the end of fiscal 2008.

(2)	Amounts shown represent the additional units that may have been earned by Mr. Stephenson under a restricted unit agreement evidencing strategic bonus awards. The terms of these awards, including the circumstances under which the units may be earned and become vested, are described above under the captions “Restricted Unit Grants Strategic Bonus Awards.”

(3)	10,000 of these units vested in October 2008, 9,750 vested in November 2008, 10,000 of these units were forfeited upon Mr. Stephenson’s termination for cause.

(4)	3,000 of these units vested on October 1, 2008 and 12,000 of these units vested immediately upon Mr. Johnston’s termination without cause in April 2009.

(5)	3,000 of these units will vest on each October 1 of the years 2008-2012.

2008 Units Vested

The following table sets forth certain information concerning units that have vested during the fiscal year ended September 30, 2008.

	Unit Awards
	Number of Units Acquired	Value Realized on
Name	on Vesting (#)	Vesting ($)

Revis L. Stephenson III	29,750	416,500
Donald E. Gales	4,462	62,468
Richard R. Peterson	3,000	42,000
Perry C. Johnston	3,000	42,000

Payments Upon Resignation, Retirement or Other Termination

The employment agreement for each named executive officer provides for severance payments in certain circumstances, as described above under the caption “Employment Agreements With Named Executive Officers.” As described above under the caption “Restricted Unit Grants,” the vesting of restricted unit awards to named executive officers will accelerate if the individual’s employment is terminated due to death or disability.

Our employees, including the named executive officers, may participate in a tax-qualified 401(k) retirement plan. Under that plan, an employee may contribute up to the annual federal limitation. The Company matches the first 5% of an employee’s contributions. The employee’s contributions and the Company’s match vest immediately.

Change in Control Arrangements

On July 31, 2007, the board, upon the recommendation of the compensation committee, granted to the named executive officers the right to receive units of the Company on the terms and conditions included in the form of Change in Control Agreement approved by the compensation committee. The board granted Mr. Stephenson the right to receive 32,500 units and Mr. Peterson the right to receive 14,000 units if the individual’s employment is terminated by the company or its successor without cause within 60 days prior to or within two years after a change in control of the company. The only named executive officer that currently has a Change in Control Agreement is Mr. Peterson.

As described above under the caption “Employment Agreements With Named Executive Officers,” if a named executive officer’s employment is terminated by the company without cause or by the individual for good reason in connection with or after a change in control, the individual will receive enhanced severance benefits. As described above under the caption “Restricted Unit Grants,” the vesting of restricted unit awards to named executive officers will accelerate if the individual’s employment is terminated by the company or its successor within a year after a change in control.

For purposes of these agreements, a change in control is generally defined as (1) the acquisition by any individual, entity or group of beneficial ownership of 30% or more of our membership units, (2) certain changes in the composition of our board, (3) consummation of a reorganization, merger, consolidation or statutory exchange of our membership units, (4) consummation of a sale or other disposition of all or a substantial portion of our assets or (5) in some agreements, approval by our unit holders of a complete liquidation or dissolution of us. Each of these transactions is subject to certain exceptions, including if a change of control transaction is caused by a group, acting in concert, that includes the executive.

For purposes of these agreements, “cause” is generally defined to include (1) acts of dishonesty intended to result in personal enrichment at the expense of the company, (2) unlawful conduct or gross misconduct that is materially injurious to the company, (3) conviction for a felony, (4) willful and deliberate breach of fiduciary obligations, (5) persistent failure to perform material duties, or (6) a material breach of the applicable agreement by the individual. “Good reason” is generally define to include (a) material breach of the applicable agreement by the company, (b) a material adverse change in the individual’s duties, responsibilities or authority, (c) failure to pay or reduction in base salary or bonus, (d) a material adverse change in reporting relationships, (e) a failure by the company to assign or a successor to assume the applicable agreement, (f) requiring the individual to be based more than 50 miles from Minneapolis, Minnesota.

The following table discloses the potential payments and benefits provided upon a change of control or termination of employment for each of the Named Executive Officers calculated as if the change of control or termination of employment had occurred on September 30, 2008:

		Following Change in Control
	Involuntary	Involuntary (Not for
	(Not for Cause)	Cause) or Good
	Termination	Reason Termination	Value
Name	Salary and Bonus ($)	Salary and Bonus ($)	of Units ($)	Benefits ($)

Revis L. Stephenson III(1)	675,000	750,000	82,875	28,594
Donald E. Gales(2)	250,000	—	—	59,956
Richard R. Peterson(3)	250,000	450,000	35,700	14,297
Perry C. Johnston(4)	200,000	200,000	—	14,297

(1)	Includes 2 years annual salary and one year target bonus of $75,000; includes 2 years annual salary and 2 times the target bonus of $75,000 plus 32,500 units issuable upon a change in control event valued at $2.55 per unit. Includes 2 years of medical, dental and life insurance premiums for Mr. Stephenson and his beneficiaries. Mr. Stephenson was terminated for cause in January 2009.

(2)	Mr. Gales terminated in April 2008. Amounts reported reflect benefits he received upon his termination.

(3)	Includes 1 year annual salary and one year target bonus of $50,000; includes 2 years annual salary and the target bonus of $50,000 plus 14,000 units issuable upon a change in control event at $2.55 per unit. Includes one year of medical dental and life insurance premiums for Mr. Peterson and his beneficiaries. Mr. Peterson’s annual salary was increased to $275,000 effective October 18, 2008 and his target bonus was set at $68,750. Payments and benefits provided upon a change in control or termination of employment would be based on his current annual salary and target bonus.

(4)	Includes 1 year annual salary and medical, dental and life insurance premiums for Mr. Johnston and his beneficiaries. Mr. Johnston was terminated without cause in April 2009 and is receiving the scheduled payments.

Director Compensation

In connection with their service on our board of directors, for fiscal 2008 each of our non-employee directors is entitled to receive a $10,000 annual retainer and an additional $250 for each meeting of the board of directors attended and $250 for each committee meeting attended. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees.

The following table shows director compensation earned for each of our non-employee directors during the fiscal year ended September 30, 2008.

	Fees Earned or	Stock	All Other
Name	Paid in Cash ($)	Awards ($)	Compensation ($)	Total ($)

Robert E. Bettger(1)	13,167	—	—	13,167
Larry L. Cerny(4)	17,750	—	—	17,750
Richard W. Hughes(1)	12,167	—	—	12,167
John E. Lovegrove	28,500	—	—	28,500
Troy L. Otte	18,750	—	—	18,750
Keith E. Spohn	15,500	—	—	15,500
Robert W. Holmes(2)	28,750	—	—	28,750
Dale Locken(3)	24,750	—	—	24,750
Scott A. Brittenham	833	—	—	833
Thomas Ravencroft	2,583	—	—	2,583

(1)	Resigned effective August 11, 2008.

(2)	Resigned effective November 21, 2008.

(3)	Resigned effective October 15, 2008.

(4)	Resigned effective August 28, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Promoters and Related Persons

The term “related person” as defined in Item 404(a) of Regulation S-K refers to our directors, executive officers, holders of more than 5% of our outstanding membership units and the immediate family members of any of those persons.

Related Party Transaction Approval Policy

We require that all future transactions with related persons will be no less favorable to us than those generally available from unaffiliated third parties. All future related party transactions, other than grain purchases, will be approved by a majority of the disinterested directors. In addition to compensatory transactions described under “Executive Compensation,” we have engaged in the following transactions with our related persons:

Purchase of Project Development Fee Units

On June 27, 2008, we purchased 36,155 membership units from Revis L. Stephenson III, our former chief executive officer and a member of our board of directors, and 6,848 membership units from Robert W. Holmes, a former member of our board of directors, at a price of $10.06 per membership unit. The purchase was approved by our board of directors (other than Messrs. Stephenson and Holmes) and the purchase price was based on a valuation of our company performed by an outside valuation firm. We purchased these membership units in order to provide these individuals with sufficient cash to pay taxes due upon the vesting of the illiquid membership units granted.

Purchase of Employment Agreement Units

On March 20, 2008, we purchased 1,200 membership units from Don Gales, our former chief operating officer and president and 1,200 membership units from Richard R. Peterson our interim chief executive officer and chief financial officer, at a price of $14.00 per membership unit equal to the estimated price of our units as reported in our Form 10-KSB for fiscal 2007. On December 12, 2008, we purchased 1,200 membership units each from Messrs. Peterson and Johnston at a price of $2.55 per membership unit based on a recent independent evaluation.

These purchases were approved by our board of directors. We purchased these membership units in order to provide these individuals with sufficient cash to pay taxes due upon the vesting of the illiquid membership units granted.

Convertible Promissory Notes Issued To Ethanol Investment Partners, LLC

On April 20, 2007, we entered into a note purchase agreement with Ethanol Investment Partners, LLC, an affiliate of Tennessee Ethanol Partners, L.P., an existing unitholder, pursuant to which we issued to Ethanol Investment Partners a $10 million 15% subordinated convertible promissory note. We also granted Ethanol Investment Partners an option exercisable until June 13, 2007 to purchase an additional 15% subordinated convertible promissory note of up to $25 million. On June 13, 2007, Ethanol Investment Partners exercised this option to purchase a $15.9 million 15% subordinated convertible promissory note dated June 20, 2007. Scott A. Brittenham, one of our directors, is president and chief executive officer of Ethanol Investment Partners.

The notes bore interest at 15% per annum compounded quarterly and matured one year from the date of issue of the second note. The principal and accrued but unpaid interest on the notes were converted automatically at maturity into the right to receive 1,894,903 membership units upon delivery to us of Ethanol Investment Partners’ signature page to our operating agreement at $16.00 per unit. Ethanol Investment Partners was also obligated to surrender or cause to be surrendered the notes, duly endorsed. The conversion rights were disputed and in October 2008, a settlement agreement was reached in which Ethanol Investment Partners, LLC received 2,750,000 units for converting the notes.

In the note purchase agreement, we agreed that, provided that a note is outstanding or has been converted into membership units, our board of directors will at our next annual meeting and thereafter for so long as Ethanol Investment Partners owns a note or the membership units issued upon conversion, require each of our directors and executive officers to (a) recommend to our members at any meeting of the members at which directors are elected, the election of one nominee of Ethanol Capital Management LLC (an affiliate of Ethanol Investment Partners) to the board, (b) vote the membership units they own or control at any time to elect the Ethanol Capital Management nominated person to the board of directors, and (c) not take any action to remove the Ethanol Capital Management nominee from the board of directors. Within ten business days of the execution of the note purchase agreement, we agreed to cause each of our directors and executive officers to execute and deliver to Ethanol Investment Partners a voting agreement evidencing these board rights. The Voting Agreement earlier in this proxy statement under “Security Ownership of Certain Beneficial Owners” “Description of Voting Agreement” will supercede this voting agreement. We also granted Ethanol Investment Partners board observation and inspection rights in connection with their investment, which expired upon election of a nominee to the Board.

Finally, in connection with the issuance of the note, we entered into a letter agreement with Ethanol Investment Partners pursuant to which we agreed, subject to approval from South Dakota Wheat Growers, to enter into a registration rights agreement that grants them up to two demand and unlimited piggyback registration rights under certain circumstances. We entered into this agreement on June 25, 2007.

Investment by Hawkeye Energy Holdings, LLC

On August 21, 2009, we entered into a Subscription Agreement and related side letter (collectively, the “Subscription Agreement and Side Letter”) with Hawkeye Energy Holdings, LLC (“Hawkeye”) providing for the subscription by Hawkeye for 2.2 million membership units of the Company at a price of $1.50 per unit for an aggregate purchase price of $3.3 million.

Subscription Agreement and Side Letter

The Subscription Agreement and Side Letter required among other things, that (1) the Company appoint two nominees of Hawkeye to our board of directors, (2) our directors and certain other unitholders enter into a voting agreement (the “Voting Agreement”) as further described under “Security Ownership of Certain Beneficial Owners” — “Description of Voting Agreement”, (3) the Company enter into a Registration Rights Agreement (the “Registration Rights Agreement”) with Hawkeye, (4) ABE Fairmont, LLC (“ABE Fairmont”) enter into an Exclusive Ethanol Marketing Agreement (the “Ethanol Agreement”) with Hawkeye Gold, LLC (“Hawkeye Gold”) and (5) the Ethanol Agreement be approved in accordance with the Master Loan Agreement between Farm Credit

Services of America, FLCA and ABE Fairmont, dated as of November 20, 2006, as amended and supplemented. Also pursuant to the Subscription Agreement and Side Letter, we have agreed to provide Hawkeye with the right, in connection with the issuance of additional units by the Company, to purchase such number of additional units (at the same price and terms as any such issuance by the Company) sufficient to permit Hawkeye to maintain its pro rata ownership interest in the Company. Further, in the event that we at any time prior to October 21, 2010 issue additional units for less than $1.50 per unit, we have agreed to issue Hawkeye such additional number of units as it would have purchased had their subscription price under the Subscription Agreement been for such lower offering price.

Board Representation and Voting Agreement

The board of directors of the Company has appointed Mr. Nelson and Mr. Rastetter as directors of the Company as described under Proposal 1, the board of directors has also nominated Mr. Nelson and Mr. Rastetter for election by our members at our 2009 Regular meeting of members.

The Company, certain directors of the Company, South Dakota Wheat Growers Association, Ethanol Investment Partners, LLC (“EIP”) and Hawkeye have each executed the Voting Agreement. The Voting Agreement supersedes the existing Voting Agreement between the Company, EIP and certain directors and officers of the Company, dated as of May 4, 2007. The Voting Agreement, among other things, requires the parties to (a) nominate for election to the board two designees of Hawkeye, two designees of EIP and the Chief Executive Officer of the Company, (b) recommend to the members the election of each of the designees, (c) vote (or act by written consent) all units (or other voting equity securities) of the Company they beneficially own, hold of record or otherwise control at any time, in person or by proxy, to elect each of the designees to the board, (d) not take any action that would result in (and take any action necessary to prevent) the removal of any of the designees from the board or the increase in the size of the board to more than nine members without the consent of the Hawkeye, EIP and Chief Executive Officer directors, and (e) not grant a proxy with respect to any units that is inconsistent with the parties’ obligations under the Voting Agreement. The obligation to nominate and appoint or support for election a second EIP designee would not arise until the earlier of another vacancy on the board or the 2010 regular meeting of the Company. The Company has granted Hawkeye board observation rights under the Voting Agreement. At the date hereof, the parties to the Voting Agreement hold in the aggregate approximately 48% of the outstanding units of the Company.

Registration Rights Agreement

The Company has also executed the Registration Rights Agreement, which grants Hawkeye two demand registration rights and unlimited piggyback registration rights under certain circumstances. In addition, the Registration Rights Agreement requires us to obtain Hawkeye’s consent prior to agreeing to register with the Securities and Exchange Commission any units held by other members (other than members already having such rights), and to obtain Hawkeye’s consent before amending the registration rights agreement with EIP or the investor rights agreement with SDWG in a manner adverse to Hawkeye.

Ethanol Agreement

ABE Fairmont, LLC has executed the Ethanol Agreement which will become effective on the earlier of February 28, 2010 or such earlier date as Hawkeye Gold and ABE Fairmont are able to implement the terms thereof. Hawkeye Gold is an affiliate of Hawkeye. The Ethanol Agreement requires, among other things, (1) that ABE Fairmont must sell, and Hawkeye Gold must purchase, all of the denatured fuel grade ethanol produced by ABE Fairmont, (2) a purchase and sale of ethanol under the Ethanol Agreement must be in the form of either a direct fixed price purchase order, a direct index price purchase order, a terminal storage purchase order, or a transportation swap or similar transaction that is mutually acceptable to the parties, (3) that ABE Fairmont will pay any replacement or other costs incurred by Hawkeye Gold as a result of any failure to deliver by ABE Fairmont, and (4) that, with certain exceptions, ABE Fairmont will sell ethanol it produces exclusively to Hawkeye Gold. The initial term of the agreement is for two years, and provides for automatic renewal for successive 18 month terms unless either provides written notice of nonrenewal at least 180 prior to the end of any term.

Grain Purchases from South Dakota Wheat Growers Association

At the closing of South Dakota Wheat Grower’s sale of its interests in Heartland Grain Fuels and Dakota Fuels to our company, we entered into a grain origination agreement with South Dakota Wheat Growers, which we refer to as SDWG, pursuant to which SDWG will provide the corn required for the operation of the South Dakota plants. Subsequent to the execution of this agreement, Dale Locken, the chief executive officer of SDWG, became a member of our board of directors. During fiscal 2008, we purchased $131.3 million of corn from SDWG pursuant to this grain origination agreement. Mr. Locken has no interest in the grain origination agreement other than in his role as the chief executive officer of SDWG. Mr. Locken is no longer a director of the Company.

Grain Purchases from Directors

From October 1, 2007 to June 30, 2009, we made payments for corn for the operation of our Nebraska plant to several of our directors and entities associated with our directors, as summarized in the table below:

Director	Grain Purchases

Robert E. Bettger	$389,437	(1)
Richard W. Hughes	68,817	(2)
John E. Lovegrove	1,030,962	(3)
Troy L. Otte	1,457,453	(4)
Keith E. Spohn	192,459	(5)

(1)	Includes $87,287 in purchases from Mr. Bettger, $16,457 in purchases made from Mr. Bettger’s wife and $285,693 from a corporation owned in part by Mr. Bettger. Mr. Bettger resigned from the board on August 11, 2008.

(2)	Includes purchases from a corporation controlled by Mr. Hughes. Mr. Hughes resigned from the board on August 11, 2008.

(3)	Includes purchases made from a corporation owned in part by Mr. Lovegrove.

(4)	Includes $146,182 in purchases from Mr. Otte and $1,311,271 in purchases from a limited liability company in which Mr. Otte has a 50% ownership interest.

(5)	Includes purchases from a corporation controlled by Mr. Spohn.

All purchases were made at prevailing market prices. We expect that purchases will continue on market terms in the future.

Transactions Bettger Brothers Partnership

We entered into a farm lease and security agreement with the Bettger Brothers Partnership owned by Robert E. Bettger, a former director of the Company, with a term from January 1, 2008 to December 31, 2008 with automatic one year renewal periods by which we lease approximately 70 acres to the partnership for farming purposes in exchange for 30% of all grain produced from the leased property.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, officers and 10% or greater unit-holders to file initial reports of share ownership and reports of changes in share ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for fiscal 2008 except that Scott Brittenham failed to timely file a Form 3 reporting his ownership interest upon becoming a director and a Form 4 reporting his ownership change upon Ethanol Investment Partners’ acquisition of units, Richard W. Hughes, a former director of the Company, failed to timely file a Form 4 reporting a gift of securities and ECM Capital Management, LLC and its affiliate, Tennessee Ethanol Partners, L.P. failed to timely file a Form 3 and a Form 4 upon acquiring more than 10% of our units.

ADDITIONAL INFORMATION

As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of members, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the membership units represented by these proxies.

By Order of the Board of Directors,

/s/  John E. Lovegrove
John E. Lovegrove
Chairman of the Board

September 5, 2009

ADVANCED BIOENERGY, LLC

REGULAR MEETING OF MEMBERS

9:00 a.m., Central Time

The Cornhusker
333 South 13th Street
Lincoln, Nebraska 68508

Important Notice Regarding the Availability of Proxy Materials for the Regular
Meeting of Members to be Held on Friday, September 18, 2009.
The Proxy Statement is available at: www.advancedbioenergy.com/proxy

The following proxy materials and information are available for your review from mailing date to meeting date at www.advancedbioenergy.com/proxy.

•	the Company’s Notice of Regular Meeting and Proxy Statement;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008;

•	the form of Proxy Card; and

•	directions to the Annual Meeting.

Advanced BioEnergy proxy ADVANCED BIOENERGY, LLC PROXY CARD FOR 2009 REGULAR MEETING OF MEMBERS Solicited on Behalf of the Board of Directors of Advanced BioEnergy, LLC The undersigned holder(s) of membership units of Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), hereby appoint(s) Richard R. Peterson, proxy of the undersigned, with power of substitution, to vote all of the membership units that the undersigned are entitled to vote at the Company’s regular meeting of members to be held at The Cornhusker 333 South 13th Street Lincoln, Nebraska 68508, on September 18, 2009, 9:00 a.m. central time, and at any adjournment thereof, as follows: See reverse for voting instructions.

òPlease detach hereò 1. Election of Directors INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the individual’s name below. Scott A. Brittenham ☐ FOR all nominees listed (except if any name is lined out) ☐ WITHHOLD AUTHORITY to vote for all nominees listed Joshua M. Nelson Bruce L. Rastetter 2. Approval of the proposal to ratify the selection of McGladrey & Pullen LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009. ☐ FOR ☐ AGAINST ☐ ABSTAIN 3. Approval of the proposal to amend our operating agreement to permit the removal of former employees from the board. ☐ FOR ☐ AGAINST ☐ ABSTAIN 4. In their discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof. ☐ GRANT AUTHORITY to vote ☐ WITHHOLD AUTHORITY to vote A vote for the nominees in proposal 1, for proposal 2, and for proposal 3 and granting the proxy discretionary authority, is recommended by the Company’s board of directors. When properly executed, this proxy will be voted in the manner directed by the undersigned member(s). If no direction is given, the proxy will be voted for the nominees in proposal 1, for proposal 2 and for proposal 3, and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked abstain are counted only for purposes of determining whether a quorum is present at the meeting. Signature (s) Date ___ Please date and sign exactly as name(s) appear(s) on your membership unit certificate(s). If membership units are held jointly, each owner should sign this proxy. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the member is a corporation or other business entity, the proxy should indicate the full legal name of the corporation or entity, and be signed by a duly authorized officer (indicating his or her position). ANNUAL MEETING RSVP ☐Yes. I/We plan to attend the September 18th, 2009 ☐No. I/We will not be able to attend the meeting. Annual Member meeting at The Cornhusker in Lincoln, NE